EXHIBIT 99.6
[Letterhead]
December 28, 2009
Board of Directors
Nippon Mining Holdings, Inc.
10-1, Toranomon 2-chome,
Minator-ku, Tokyo 105-0001
Japan
Members of the Board of Directors:
     Reference is made to our opinion letter to you, dated October 30, 2009.
     We hereby consent to the inclusion of our opinion letter as Appendix G to the Prospectus which forms a part of the Registration Statement on Form F-4 relating to the proposed joint share transfer of Nippon Mining Holdings, Inc. and Nippon Oil Corporation, and to references to our opinion letter in such Prospectus under the captions “Risk Factors — Risks Related to the Joint Share Transfer”, “The Joint Share Transfer — Determination of the Nippon Mining Board of Directors” and “The Joint Share Transfer — Opinions of Nippon Mining’s Financial Advisors”. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.
     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Daiwa Securities SMBC Co. Ltd. DAIWA SECURITIES SMBC CO. LTD.